Exhibit 99.1

VASCO Appoints Art Gilliland to Board of Directors

OAKBROOK TERRACE, IL — December 14, 2017 —VASCO® Data Security International, Inc. (NASDAQ: VDSI), a global leader in digital solutions including identity, security and business productivity, today announced its Board of Directors has appointed Art Gilliland as a new independent director, effective December 14, 2017.

Mr. Gilliland is a senior enterprise software executive. His experience leading both mature and high-growth emerging technology companies complements VASCO’s increased focus on its rapidly growing software business. Art is currently CEO of Skyport Systems where he led all aspects of the company from pre-product start-up to first customer shipment, and to significant growth within its Fortune 500 target customer base.

Prior to Skyport Systems, Art was Hewlett Packard’s SVP and General Manager, Enterprise Security Products. In this role, he was responsible for all aspects of the company’s security software business that drove its global P&L, including sales, marketing, product development, operations and support. Prior to HP, Art was SVP of Symantec Corporation’s Information Security Group where he led engineering, product development, industry relations and operations for the company’s Data Loss Prevention, Encryption, Compliance, Trust Services, User Authentication, Security Incident Management, Security Intelligence and Managed Security Services solutions.

“We are pleased to welcome Art to VASCO’s Board of Directors,” stated Ken Hunt, VASCO’s Founder and Chairman of the Board. “He has an impressive record of successful execution with both large and small software companies in our industry. His expertise on our board of directors will enhance our ability to drive long-term growth as we transition to a business with an increased focus on software, cloud and mobile solutions.”

About VASCO

VASCO is a global leader in delivering trust and business productivity solutions to the digital market. VASCO develops next generation technologies that enable more than 10,000 customers in 100 countries in financial, enterprise, government, health care and other segments to achieve their digital agenda, deliver an enhanced customer experience and meet regulatory requirements. More than half of the top 100 global banks rely on VASCO solutions to protect their online, mobile and ATM channels. VASCO’s solutions combine to form a powerful trust platform that empowers businesses by incorporating identity, fraud prevention, electronic signatures, mobile application protection and risk analysis. Learn more at VASCO.com and on Twitter, LinkedIn and Facebook.

Copyright © 2017 VASCO Data Security, Inc., VASCO Data Security International GmbH. All rights reserved. VASCO®, CRONTO® and DIGIPASS® are registered trademarks of VASCO Data Security, Inc. and/or VASCO Data Security International GmbH in the U.S. and other countries.

VASCO Contact:

Joe Maxa
Director of Investor Relations
+1-612-247-8592
joe.maxa@vasco.com